Exhibit 99.1

Nick Swinmurn Joins CafePress Board of Directors

LOUISVILLE, Ky., July 8, 2015 - CafePress Inc. (NASDAQ: PRSS) (the “Company”) announced that Nick Swinmurn, founder of Zappos.com, was appointed to the Company’s Board of Directors, effective July 6, 2015. Including the addition of Swinmurn, the CafePress Board consists of six directors.

“Nick is a pioneer in the online retail space and brings valuable industry experience and ecommerce expertise to the team. We are very fortunate to have him by our side as we continue to reenergize the business and focus on reigniting customer passion and engagement,” said Fred Durham, Co-Founder, Chairman, and Chief Executive Officer.

“I am honored to serve on the Board of an industry-leading company, dedicated to encouraging creativity through personalization,” Swinmurn said. “I am excited to work with Fred Durham and the Board of Directors, and look forward to contributing to the Company’s evolution.”

Swinmurn, 42, founded Zappos.com in 1999, guiding it through growth and building it into a leading destination for online footwear sales. Swinmurn is an entrepreneur and since his departure from Zappos.com in 2006, he has founded a variety of specialty companies including Stagr, an online apparel customization company, Dethrone Royalty, a men’s lifestyle clothing brand, Basecamp Fitness, a chain of boutique fitness studios, and most recently he co-founded Unofish.com, a men’s sports inspired leather goods and accessories company.

Swinmurn holds a Bachelor of Arts degree in Film Studies from University of California, Santa Barbara.

About CafePress (PRSS):

CafePress is passionate about helping individuals forge connections and celebrate their identities, interests and obsessions through unique products and content.

Our customers include people from all walks of life who are drawn to products that are emotional, inspirational and motivational. CafePress continues to enhance its assortment of designs, brands, images and base goods within its library of print-on-demand products. This expansion solidifies CafePress’ reputation as the ultimate resource for creating connections and bring-to-life creativity, opinions and passions. For more information, visit www.cafepress.com or connect with CafePress on Facebook, Twitter, Pinterest or YouTube.

CafePress Inc.

Media Relations:

Megan Marshall

804-461-9401

pr@cafepress.com

Investor Relations:

The Blueshirt Group

Whitney Kukulka

415-489-2187

whitney@blueshirtgroup.com